Exhibit 99.1
                                                                    ------------

                          ART INTERNATIONAL CORPORATION
                              5-7100 Warden Avenue
                            Markham, Ontario L3R 8B5
                               TEL: (905) 477-0252
                               FAX: (905) 477-8769

                                  MEDIA RELEASE


ART International Corporation Acquires Revolutionary Food Stretch Film License

Markham, Ontario, Canada. March 11, 2004. ART International Corporation is pleased to announce that, through its Plastics Department, has entered into a Letter of Intent to acquire the Canadian and United States of America marketing, distribution and manufacturing license to a NON-PVC food stretch film called Diamant. The technology behind Diamant originates from Permapack AG, a PVC and Diamant food stretch film supplier. This Swiss company has spent nearly a decade and millions of dollars developing Diamant, a clear, food stretch wrap, to address a growing, worldwide change to environmentally conscious and Green products.

Currently, stretch film food wrap products contain Poly Vinyl Chloride ("PVC"), a compound found to be harmful for human consumption and non-environmentally friendly. The North American food stretch film market currently uses PVC and is being legislated to become " Non- Pvc consumer friendly". Several European countries, Japan and the State of New York, to name a few, have already introduced restrictions and legislation to the use of PVC for the food wrap industry. ART is unaware of any other economically viable alternatives to PVC stretch film for the food wrap industry.

ART continues to sell and source additional distributors for its patented Artagraphs and will be testing Diamant process for use in its patented manufacturing of Artagraphs.

ART International Corporation trades on the OTC:BB under the symbol ARIOF. For further information contact Michel van Herreweghe at (905) 477-0252 and/or visit ART's website at www.artinternationalinc.com.






This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.